As filed with the Securities and Exchange Commission on December 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FirstEnergy Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

76 South Main Street

Akron, Ohio 44308

(800) 736-3402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hyun Park

Senior Vice President and Chief Legal Officer

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

(330) 384-5580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Andrew C. Thomas

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.10 par value per share	4,000,000	$38.33	$153,320,000	$14,212.77

(1)

Pursuant to Rule 416 under the Securities Act of 1933, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of the common stock of $38.33 per share as of December 2, 2021 as reported on the New York Stock Exchange, pursuant to Rule 457(c) under the Securities Act of 1933.

PROSPECTUS

FirstEnergy Corp.

Stock Investment Plan

4,000,000 Shares of Common Stock

The FirstEnergy Corp. Stock Investment Plan, which we refer to as the Plan, provides a way for registered stockholders of FirstEnergy Corp. and employees of FirstEnergy Corp. and its subsidiaries to purchase shares of our common stock. See Question 4 under “Description of the Plan.” Registered stockholders or employees who opt to participate in the Plan may:

•

Reinvest all or a portion of cash dividends paid on our common stock that is registered in their names, as well as any of our common stock credited to their Plan accounts, to purchase shares of our common stock.

•

Make an investment in our common stock with optional cash investments, subject to the terms of the Plan, of at least $25 per payment or $10 per pay period for employees who elect to use payroll deductions to make cash investments. Cash investments are limited to a maximum of $100,000 per calendar year, per participant.

•	Receive certificates for whole shares of our common stock credited to their Plan accounts upon request.

•	Deposit certificates representing shares of our common stock into the Plan for safekeeping.

•	Sell shares of our common stock credited to their Plan accounts through the Plan.

Cash dividends on our common stock and cash investments under the Plan will be used to purchase shares of our common stock, which, at our option, either will be newly issued or treasury shares purchased by American Stock Transfer & Trust Company, LLC, which we refer to as AST or the Administrator of the Plan, from us or will be purchased on behalf of Plan participants in the open market or in privately negotiated transactions by an independent agent, which we refer to as the Independent Agent, appointed by AST. See Questions 2 and 13 under “Description of the Plan.” The price of newly issued or treasury shares acquired under the Plan will be the average of the high and low prices of our common stock as reported on the report of New York Stock Exchange Composite Transactions for the investment date. The price of shares purchased in the open market or in privately negotiated transactions under the Plan will be the weighted average price paid by AST for the shares over the purchase period. See Question 13 under “Description of the Plan.” In such cases, the purchase price will include a transaction fee to cover the administrative costs and, if shares are purchased in the open market or in privately negotiated transactions, the fees of AST for its services in executing those purchases. As of the date of this prospectus, we intend that shares to be purchased for participants under the Plan will be newly issued or, if available, treasury shares, and the transaction fee is not to exceed $0.09 per share, but we may change the source of shares at any time without notice to you, subject to legal restrictions on how often we change the source of shares. See Question 13 under “Description of the Plan.”

Fees payable by a Plan participant will be added to the purchase price for shares purchased, and deducted from the selling price for shares sold, under the Plan. See Questions 15 and 23 under “Description of the Plan.”

This prospectus describes the provisions of the Plan and should be retained by participants for future reference. Our common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “FE.” On December 8, 2021, the last reported sale price of our common stock on the NYSE was $39.40 per share.

Investing in our common stock involves risks. Please read carefully the section titled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2021.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC, relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan, and the securities offered. The registration statement can be read at the SEC website set forth under the heading “Where You Can Find More Information.”

In this prospectus, unless the context indicates otherwise, the words “FirstEnergy,” “the company,” “we,” “our,” “ours” and “us” refer to FirstEnergy Corp. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on information currently available to management. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan,” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following:

•

the potential liabilities, increased costs and unanticipated developments resulting from governmental investigations and agreements, including those associated with compliance with or failure to comply with the Deferred Prosecution Agreement entered into on July 21, 2021 with the U.S. Attorney’s Office for the Southern District of Ohio;

•

the risks and uncertainties associated with government investigations regarding House Bill 6, as passed by Ohio’s 133rd General Assembly, and related matters, including potential adverse impacts on federal or state regulatory matters, including, but not limited to, matters relating to rates;

•	the potential of non-compliance with debt covenants in our credit facilities;

•	the risks and uncertainties associated with litigation, arbitration, mediation and similar proceedings;

•

legislative and regulatory developments, including, but not limited to, matters related to rates, compliance and enforcement activity, including the final approval by the Public Utilities Commission of Ohio, or the PUCO, of the Unanimous Stipulation and Recommendation filed by the Company and eleven other parties with the PUCO on November 1, 2021;

•

the ability to accomplish or realize anticipated benefits from our FE Forward initiative and our other strategic and financial goals, including, but not limited to, maintaining financial flexibility, overcoming current uncertainties and challenges associated with the ongoing government investigations, executing our transmission and distribution investment plans, greenhouse gas reduction goals, controlling costs, improving our credit metrics, growing earnings, and strengthening our balance sheet, including the ability to complete the transactions contemplated by the agreements announced on November 8, 2021, governing the sale of a minority interest in FirstEnergy Transmission, LLC and the common stock issuance on the anticipated terms and timing or at all, including the receipt of regulatory approvals;

•

economic and weather conditions affecting future operating results, such as a recession, significant weather events and other natural disasters, and associated regulatory events or actions in response to such conditions;

•	mitigating exposure for remedial activities associated with retired and formerly owned electric generation assets;

•

the ability to access the public securities and other capital and credit markets in accordance with our financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us, including the increasing number of financial institutions evaluating the impact of climate change on their investment decisions;

•

the extent and duration of the novel coronavirus, or COVID-19, pandemic and the impacts to our business, operations and financial condition resulting from the outbreak of COVID-19, including, but not limited to, disruption of businesses in our territories and governmental and regulatory responses to the pandemic;

•

the effectiveness of our pandemic and business continuity plans, the precautionary measures we are taking on behalf of our customers, contractors and employees, our customers’ ability to make their utility payment and the potential for supply-chain disruptions;

•	actions that may be taken by credit rating agencies that could negatively affect either our access to or terms of financing or our financial condition and liquidity;

•

changes in assumptions regarding economic conditions within our territories, the reliability of our transmission and distribution system, or the availability of capital or other resources supporting identified transmission and distribution investment opportunities;

•	changes in customers’ demand for power, including, but not limited to, the impact of climate change or energy efficiency and peak demand reduction mandates;

•	changes in national and regional economic conditions, including inflationary pressure, affecting us and/or our customers and those vendors with which we do business;

•

the risks associated with cyber-attacks and other disruptions to our, or our vendors’, information technology system, which may compromise our operations, and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information;

•	the ability to comply with applicable reliability standards and energy efficiency and peak demand reduction mandates;

•	changes to environmental laws and regulations, including, but not limited to, those related to climate change;

•

changing market conditions affecting the measurement of certain liabilities and the value of assets held in our pension trusts, or causing us to make contributions sooner, or in amounts that are larger, than currently anticipated;

•	labor disruptions by our unionized workforce;

•	changes to significant accounting policies;

•	any changes in tax laws or regulations, or adverse tax audit results or rulings; and

•	the risks and other factors discussed from time to time in our SEC filings, and other similar factors.

Dividends declared from time to time on FirstEnergy Corp.’s common stock and outstanding preferred stock, if any, during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy Corp.’s Board of Directors, or the Board, at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

These forward-looking statements are also qualified by, and should be read in conjunction with the other cautionary statements and risks that are included in our filings with the SEC, including, but not limited to, the most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any current intention to update, except as required by law, any forward-looking statements contained herein or in the information incorporated by reference as a result of new information, future events or otherwise.

THE COMPANY

We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (800) 736-3402 and our Internet website is www.firstenergycorp.com. Information contained on or available through our website, other than the reports we file pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this prospectus, does not constitute a part of this prospectus. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities offered, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q as applicable, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm or otherwise impact our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

DESCRIPTION OF THE PLAN

The following questions and answers describe the terms and conditions of the Plan. You should keep this prospectus for future reference.

Purpose

1.	Q.	What is the purpose of the Plan?

A.

The purpose of the Plan is to provide registered stockholders of FirstEnergy Corp. and employees of FirstEnergy Corp. and its subsidiaries a way to purchase shares of our common stock. Purchases can be made by investing cash when permissible and/or reinvesting cash dividends.

Administration

2.	Q.	Who administers the Plan?

A.

AST administers the Plan. This includes keeping the Plan records and serving as custodian for shares held in the Plan. If FirstEnergy elects to meet the purchase requirements of participants through sales of newly issued or, if available, treasury shares, as is our intended practice as of the date of this prospectus, AST is responsible for purchasing our common stock from us for participants’ Plan accounts. If FirstEnergy elects to meet the purchase requirements of participants through purchases of shares of our common stock in the open market or in privately negotiated transactions, funds for investment will be deposited promptly into an escrow account for the benefit of Plan participants and the Independent Agent appointed by AST will then act on behalf of participants in buying shares. The Independent Agent will also act on behalf of participants in selling shares.

The Independent Agent is not an affiliate of FirstEnergy or AST. None of FirstEnergy, any affiliate of FirstEnergy, AST or any participant will exercise any direct or indirect control or influence over (a) the times when, or the prices at which, the Independent Agent purchases or sells shares for the Plan, (b) the amount of the securities to be purchased or sold, (c) the manner in which the securities are to be purchased or sold, or (d) the selection of a broker or dealer (other than the Independent Agent, itself) through which the purchase may be executed. FirstEnergy will not change more than once in any three-month period the source of the shares under the Plan.

FirstEnergy reserves the right to interpret and regulate the Plan as deemed necessary or desirable. FirstEnergy, AST and the Independent Agent will not be liable for any act done in good faith or for any omission in good faith to act, including, without limitation, any claim of liability arising out of failure to close a participant’s account upon the participant’s death prior to receipt of written notice of such death, or with respect to the prices at which shares of our common stock are purchased or sold for the participant’s account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. However, FirstEnergy, AST and the Independent Agent shall not be relieved from any liability imposed under any federal, state or other applicable securities law that cannot be waived.

3.	Q.	Who should I contact with questions concerning the Plan?

A.

You may call AST toll-free at (800) 736-3402 between the hours of 8:00 a.m. - 8:00 p.m. Eastern Time, Monday through Friday, or visit AST’s website at www.astfinancial.com. You also may write AST at the following addresses:

For inquiries you may write:

FirstEnergy Corp.

c/o American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Stockholder Relations Department

For transaction processing you may write:

FirstEnergy Corp.

c/o American Stock Transfer & Trust Company, LLC

Attention: FirstEnergy Corp.

P. O. Box 2016

New York, NY 10272-2016

Participation

4.	Q.	Who is eligible to participate in the Plan?

A.

All registered stockholders of FirstEnergy Corp. and employees of FirstEnergy Corp. and its subsidiaries are eligible to participate. Regulations in certain countries may limit or prohibit participation in this type of plan. Accordingly, persons residing outside of the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation. FirstEnergy reserves the right to restrict or terminate participation in the Plan if we believe such participation may be contrary to the general intent of the Plan or in violation of applicable law.

5.	Q.	How do I enroll in the Plan?

A.

Stockholders — Registered stockholders can enroll by completing and signing a Stock Investment Plan Enrollment Form available from AST by calling (800) 736-3402 or online at www.astfinancial.com and mailing it to the transaction processing address listed in Question 3. You also may enroll online at www.astfinancial.com. You need to know your AST 10-digit account number and your tax identification number to gain access to your account.

Employees — Employees of FirstEnergy Corp. and its subsidiaries can enroll by completing and signing a Stock Investment Plan Enrollment Form available from AST by calling (800) 736-3402 or online at www.astfinancial.com and mailing it to the transaction processing address listed in Question 3. If voluntary payroll deductions are not desired, such form must be accompanied by a check or an authorization of monthly automatic electronic cash investments for direct debit from your checking or savings account. For the protection of participants, AST discourages sending endorsed second-party checks and no longer accepts cash or money orders. Checks must be drawn on a U.S. bank and be payable in U.S. funds.

If voluntary payroll deductions are desired, an employee may enroll or commence payroll deductions by signing and completing a Stock Investment Plan Payroll Deduction Authorization and Stock Investment Plan Enrollment Form available on the FirstEnergy employee portal and return the form to the Corporate Department.

Enrollment by participants that are employees, affiliates, executive officers (within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, which we refer to as the Exchange Act), as well as officers (within the meaning of Section 16 of the Exchange Act), who we refer to as Section 16 officers, of FirstEnergy must be made in compliance with FirstEnergy’s Insider Trading Policy, which, among other things, provides that such participants may not trade in shares of our common stock if in possession of material, non-public information about FirstEnergy.

Beneficial Owners (how to become a registered stockholder) — If you are the beneficial owner of shares of our common stock that are held in record name by a broker or nominee and you wish to participate in the Plan, you must become a stockholder of record by having at least one share of our common stock transferred to your name. Neither FirstEnergy nor AST is responsible for any fees that may be charged by any broker or bank as a result of becoming a registered stockholder.

6.	Q.	What dividend payment options are provided under the Plan and how can I change how my dividends are paid?

A.

The Plan provides complete flexibility in regard to how dividends are paid. You are asked to provide payment instructions by completing both Parts (A) and (B) of the “Dividend Reinvestment and Payment Instructions” section of the Stock Investment Plan Enrollment Form. Part (A) contains payment instructions for shares that are held by you in certificate form. Part (B) contains payment instructions for shares that are held by AST in an account for you. Dividend payment options are as follows:

•	Reinvest dividends on all shares — All dividends are reinvested to purchase shares of our common stock.

•	Pay cash dividends on all shares — All dividends are paid in cash.

•

Pay cash dividends on portion of shares — You may elect to have a portion of dividends paid in cash and reinvest the remaining dividends to purchase shares of our common stock by selecting the number of shares, the percentage, or the dollar amount of dividends to be paid in cash. If you choose this option, under the Economic Emergency Stabilization Act, which became law in 2008, you must reinvest at least 10% of your dividend distribution each dividend period.

If you elect to receive all or a portion of your dividends in cash, your cash dividends may be deposited directly into your checking, savings or credit union account at any financial institution that accepts electronic direct deposits. Receiving your payments by direct deposit ensures that the funds will be deposited into your bank account on the payment date. If you are interested in direct deposit of dividends, you should complete the appropriate section on the Stock Investment Plan Enrollment Form or call AST, or visit AST online at www.astfinancial.com for a Direct Dividend Deposit Authorization Agreement.

You may change how your dividends are paid at any time by completing a new Stock Investment Plan Enrollment Form.

7.	Q.	When must my Stock Investment Plan Enrollment Form be received by AST?

A.

For dividends to be reinvested, your Stock Investment Plan Enrollment Form must be received by AST on or before the record date for the dividend payment; otherwise, reinvestment of dividends will start with the next succeeding dividend payment. The dividend record and payment dates for common stock dividends, which must be declared by our board of directors, are expected to be as follows:

Record Dates — Fifth business day of February, May, August, November

Payment Dates — March 1, June 1, September 1, December 1

For initial cash investments, a properly completed Stock Investment Plan Enrollment Form and the initial cash payment must be received by AST prior to a cash investment date, which is expected to be the first day of each month. Otherwise, the investment will be made on the next succeeding cash investment date. See Question 11 for additional information.

Dividends declared from time to time on our common stock during any period may, in the aggregate, vary from prior periods due to circumstances considered by our board of directors at the time of the actual declarations. FirstEnergy can provide no assurance regarding the timing or amount of any such dividends or whether funds will be legally available to pay dividends at any given time or that, if funds are available, our board of directors will declare a dividend.

Dividend Reinvestment

8.	Q.	What is meant by dividend reinvestment?

A

If you elect to reinvest all or a portion of your cash dividends, AST will take those cash dividends and purchase shares of our common stock for you. The amount reinvested will be reduced by (1) any amount that is required to be withheld under any applicable tax or other statutes and (2) applicable transaction fees. See “— Purchases” below for more detailed information.

Cash Investments

9.	Q.	Who is eligible to make cash investments?

A.	All persons and entities that are eligible to participate in the Plan are eligible to make cash investments. See Question 4 for Plan eligibility requirements.

Purchases of shares by participants that are employees, affiliates, executive officers (within the meaning of Rule 3b-7 promulgated under the Exchange Act) and Section 16 officers of FirstEnergy must be made in compliance with FirstEnergy’s Insider Trading Policy, which, among other things, provides that such participants may not trade in shares of our common stock if in possession of material, non-public information about FirstEnergy.

10.	Q.	What are the minimum and maximum cash investments?

A.	The minimum cash investment is $25 per payment; however, for employees who elect to use payroll deduction to make cash investments, the minimum deduction is $10 per pay period.

The maximum amount of cash investments is $100,000 per calendar year, per participant.

11.	Q.	How do I make a cash investment or change a cash investment?

A.

If you are a registered stockholder or employee but not a current Plan participant, you must enclose a check with, or sign up for monthly automatic electronic cash investments for direct debit from your checking or savings account through, your Stock Investment Plan Enrollment Form, or you may choose to set up an account online at www.astfinancial.com by clicking on “Invest online” and then following the prompts.

If you are a current Plan participant, you can make a cash investment by sending a check or by signing up for automatic electronic cash investments for direct debit from your checking or savings account, as discussed below. When sending a check, you should attach a Transaction Request Form, which is attached to your Plan account statements. You may also send a check without a Transaction Request Form; however, your stock registration or tax identification number should be included on your check for account identification purposes, along with a cover letter requesting that the check be used to purchase our common stock.

If you are a current Plan participant and an employee, you may authorize automatic cash investments by completing a Stock Investment Plan Payroll Deduction Authorization and Stock Investment Plan Enrollment Form available on the FirstEnergy employee portal and return the form to the Corporate Department.

All checks should be made payable to “American Stock Transfer & Trust Company, LLC” and sent to FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016 Attn.: Plan Administration Department. For the protection of participants, AST discourages sending endorsed second-party checks and no longer accepts cash or money orders. Checks must be drawn on a U.S. bank and be payable in U.S. funds.

You may authorize monthly automatic electronic cash investments by completing the appropriate section on the Stock Investment Plan Enrollment Form, which is available from AST by calling (800) 736-3402 or online at www.astfinancial.com. This enables you to make regular investments, if you choose, without writing and mailing checks. If you authorize automatic electronic cash investments, funds will be withdrawn from your bank or credit union account on or about the 25th day of each month and will be invested on the next investment date following the withdrawal. Your bank, savings association or credit union must be a member of the National Automated Clearinghouse Association.

You may change the amount automatically withdrawn or the financial institution at any time by completing a new Stock Investment Plan Enrollment Form, and you may stop automatic electronic cash investments by notifying the Plan Administration Department in writing at FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016, Attn: Plan Administration Department. Employees may change the amount of any automatic payroll deduction by completing a new Stock Investment Plan Payroll Deduction Authorization and Stock Investment Plan Enrollment Form available on the FirstEnergy employee portal and returning the form to the Corporate Department. Employees may stop automatic payroll deductions at any time by notifying the Corporate Department.

Cash investments, pending purchase of our common stock through the Plan, will be credited to your Plan account. No interest will be paid to you on cash held for investment. You may request the return of a cash investment upon written request received by AST at FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016, Attn: Plan Administration Department, not later than 48 hours prior to the applicable investment date.

If your check or direct debit is returned as unpaid, AST will debit the uninvested cash payment from your account. If, however, the investment has been made, then AST, through the Independent Agent, will sell the shares that have been purchased to satisfy the return check or direct debit. If the sale of the shares purchased is not sufficient to satisfy the return check, then additional shares will be sold from your account. Additionally, shares may be sold from your account to satisfy any return check fees.

Investment Dates

12.	Q.	When are the investment dates for Plan purchases?

A.

Investment dates for reinvested dividends are the dividend payment dates. Payment dates for common stock dividends are expected to be March 1, June 1, September 1, and December 1. Investment dates for cash investments are expected to be the first day of each month. A cash investment must be received by AST by the business day before the investment date in order to be invested on such investment date. Otherwise, the cash investment will be held by AST and invested on the next investment date.

In order to receive dividends on shares of our common stock purchased with a cash investment through the Plan, the shares must be purchased on an investment date prior to the dividend record date and must settle by or on the record date. Record dates for common stock dividends are expected to be the fifth business day of February, May, August, and November.

Purchases

13.	Q.	What is the price of shares purchased under the Plan?

A.	Reinvested dividends and cash investments will be used to purchase shares of our common stock, which, at our option, will be either newly issued or treasury shares purchased by AST from us or will be purchased on behalf of Plan participants in the open market or in privately negotiated transactions by AST through the Independent Agent. The determination of the source of shares of our common stock to be used for purchases under the Plan will be made at our discretion. In this regard, we will receive all of the proceeds resulting from the sale of newly issued or treasury shares under the Plan, excluding any transaction fees. However, in certain circumstances, shares of our common stock purchased for participants under the Plan may be purchased in the open market or in privately negotiated transactions. As of the date of this prospectus, we intend that shares of our common stock purchased for participants under the Plan will be newly issued or, if available, treasury shares purchased by AST from us. We may change the source of the shares of our common stock to be used for purchases under the Plan at any time without notice to you. We will not change more than once in any three-month period the source of the shares under the Plan.

When shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us, the price will be the average of the high and low prices of our common stock, as reported on the report of New York Stock Exchange Composite Transactions for the investment date (or the next preceding day on which our common stock is traded on the NYSE, if it is not traded on the investment date), plus a transaction fee that is not to exceed $0.09 per share as of the date of this prospectus.

When shares are purchased in the open market or in privately negotiated transactions, the purchase price per share will be the weighted average price of the aggregated shares purchased by AST during the purchase period, plus a transaction fee that is not to exceed $0.09 per share as of the date of this prospectus. The purchase period may begin no more than three business days before the investment date, and should be completed no more than ten days after the investment date, although it could be longer. The length of the purchase period is affected by the amount of funds to be invested, the availability of shares in the open market or in privately negotiated transactions, and market conditions. Purchases of shares pursuant to cash payments will be completed within 35 days after receipt of cash payments, or else the cash payment will be returned to the Plan participant. AST will combine the funds of all participants for the purpose of executing purchase transactions.

For open market purchases, if shares cannot be purchased with respect to an investment date due to the inability to purchase shares during the purchase period, or if any purchase is deemed to be otherwise inadvisable by AST, FirstEnergy and/or the Independent Agent, AST will pay or return, as the case may be, without interest, dividends and cash investments that otherwise would have been invested by issuing checks to the affected participants.

14.	Q.	How many shares of common stock will be purchased?

A.

The number of shares (including any fraction of a share) of our common stock purchased for you will be determined by dividing the total amount of the cash dividend and/or cash investment to be invested for you on the investment date by the purchase price. All shares purchased under the Plan are held by AST and credited to your Plan account until such time as you request the withdrawal of shares from your Plan account. Because only the Independent Agent may direct the time or price thereof, when shares are purchased in the open market or in privately negotiated transactions, neither we nor AST can exercise, directly or indirectly, control or influence over the number of shares to be purchased in the open market or in privately negotiated transactions.

15.	Q.	Do I incur any fees for shares purchased under the Plan?

A.

Yes. There is a transaction fee for each share purchased to cover any applicable brokerage commissions and administrative costs of the Plan. This transaction fee is not to exceed $0.09 per share as of the date of this prospectus; however, there is currently no maximum amount set for the Plan’s fees. Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions, as applicable.

Safekeeping Option for Common Stock Certificates

16.	Q.	What is the purpose and advantages of the safekeeping option?

A.

The purpose of the Plan’s safekeeping option is to enable you to deposit any common stock certificates into the Plan for safekeeping. The certificates are canceled, and the shares are credited to your Plan account. The shares are shown on dividend checks and/or Plan account statements and otherwise treated in the same manner as shares purchased through the Plan.

Benefits of the Plan’s safekeeping option include:

•	You do not have to worry or bear the cost of protecting stock certificates or replacing certificates due to loss, theft or destruction.

•	You can request that a certificate for whole shares be issued at no cost to you at any time.

•	Because shares held in safekeeping are treated in the same manner as shares purchased through the Plan, you may sell them conveniently through the Plan.

17.	Q.	How do I use the safekeeping option?

A.

At the time of Plan enrollment, you may take advantage of the safekeeping option by sending your certificate(s), unsigned, to FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016, Attn: Plan Administration Department with a Stock Investment Plan Enrollment Form. Or, at any time after enrollment, you may send your certificate(s), unsigned, to the address above with a signed letter of instruction requesting that AST hold the shares in safekeeping and stating whether the dividends for shares being sent are to be reinvested or paid in cash.

Sales, Certificate Withdrawals, Transfers and Closing Plan Accounts

18.	Q.	How do I receive a certificate for, or sell a portion of, my Plan shares?

A.

To receive a certificate for, or to sell a portion of, the shares credited to your Plan account, you must notify AST of the number of whole shares to be issued in certificate form or to be sold. You can choose to process your request either online at www.astfinancial.com, by calling (800) 736-3402 and using the Voice Response System, or by mail at FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016, Attn: Plan Administration Department.

19.	Q.	How do I close my Plan account?

A.

You may close your Plan account at any time. To close a Plan account, you must notify AST and provide instructions as to whether a certificate is to be issued, the shares are to be sold, or both. If both, the number of whole shares for which a certificate is to be issued must be specified so that the remainder of the shares can be sold. When requested to issue a certificate only, or if no instructions are provided, AST will issue a certificate for all whole shares credited to the account and a check for the value of any fraction of a share. The price of the shares sold, including any fractional shares, will be the weighted average price of the aggregated shares sold by the Independent Agent or broker, less a transaction fee not to exceed $0.09 per share as of the date of this prospectus.

20.	Q.	How long does it take to withdraw certificates or close my Plan account?

A.

It normally takes less than three business days from the time AST receives a request for an account to be closed or a certificate to be issued. If your request to terminate your Plan account is received more than three business days prior to any dividend payment date, then that dividend will be paid to you in cash. If your request is received less than three business days prior to a dividend payment date, then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances. Upon request, AST can issue a certificate for whole shares and sell the fractional shares or sell all whole and fractional shares in your Plan account and then close your account by issuing another certificate for or selling the additional shares purchased after the shares are credited to your Plan account.

The Plan does not provide for the automatic issuance of certificates after a purchase, and certificates for fractional shares will not be issued under any circumstances. Certificates representing Plan shares will be issued in the name in which your account is registered.

21.	Q.	May a participant transfer all or a part of the participant’s shares held in the Plan to another person?

A.

You may transfer ownership of all or part of your shares held in the Plan through gift, private sale or otherwise by mailing to the Administrator of the Plan at the address in Question 3 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator of the Plan will provide you with the appropriate forms upon request. If any common stock certificates bearing a restrictive legend are contained in your Plan account, the Administrator of the Plan will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

22.	Q.	Once a Plan Participant requests to sell Plan shares, when will the Plan shares be sold and at what price?

A.

Participants’ requests to sell Plan shares will be aggregated and sold as often as daily, but at least weekly, depending on the volume. You may process a request online at www.astfinancial.com, by calling (800) 736-3402 and using the Voice Response System or through the mail by sending your request to the transaction processing address in Question 3. AST will place a market order with the Independent Agent or broker designated by AST, who will sell the shares as soon as practicable. None of FirstEnergy, AST or any participant will have any authority or power to direct the time or price at which shares may be sold. Typically, the shares are sold through the exchange on which our common stock is traded. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker, less a transaction fee not to exceed $0.09 per share as of the date of this prospectus. A check for sale of the shares, less the transaction fee, generally will be mailed to the participant three business days after the shares are sold.

Sales of shares by participants that are employees, affiliates, executive officers (within the meaning of Rule 3b-7 promulgated under the Exchange Act) and Section 16 officers of FirstEnergy must be made in compliance with FirstEnergy’s Insider Trading Policy, which, among other things, provides that such participants may not trade in shares of our common stock if in possession of material, non-public information about FirstEnergy.

23.	Q.	Will I incur any fees for shares sold under the Plan?

A.

Yes. There is a transaction fee for each share sold to cover brokerage commissions and administrative costs of the Plan. This transaction fee is not to exceed $0.09 per share as of the date of this prospectus; however, there is currently no maximum amount set for the Plan’s fees. Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.

Plan Account Statements

24.	Q.	Will I receive Plan account statements?

A.

If you reinvest some or all of your dividends, you will receive a Plan account statement as soon as practicable after each dividend payment date. You also will receive a Plan account statement as soon as practicable after any investment date that you invest cash. The Administrator of the Plan will also send you a Plan account statement after any transfer, sale or withdrawal of Plan shares. Plan account statements provide participants with records of their purchases and sales and other important information and should be retained for tax purposes.

If you receive a dividend check for some or all of your dividends, you will receive account information on the stub attached to the check.

In addition to periodic Plan account statements, a Plan account history report is available at any time online at www.astfinancial.com. You need to know your AST 10-digit account number to gain access to your account. Once you have accessed your account online you can click on “Account Holdings” and then “Dividend Reinvestment/ESPP History” to access your Plan account history report.

Tax Consequences

25.	Q.	What are the U.S. federal income tax consequences of participation in the Plan?

A.

The following is a summary of certain U.S. federal income tax consequences regarding the Plan and is provided solely as general guidance. This summary is not a complete description of all of the tax consequences that may be relevant to you in light of your particular circumstances (including the Medicare surtax on net investment income) or if you are a type of investor who is subject to special treatment under U.S. federal income tax laws (including, without limitation, insurance companies, partnerships, tax-exempt organizations, broker dealers, foreign corporations, and persons who are not citizens or residents of the United States). This summary is based on current tax law and may be affected by changes in tax laws and regulations. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN (INCLUDING THE EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND ANY APPLICABLE U.S. TAX WITHHOLDING LAWS).

Distributions paid by FirstEnergy will be treated as dividend income to you to the extent paid out of our current and accumulated earnings and profits, as determined for

U.S. federal income tax purposes. To the extent that such distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your tax basis in our stock, but not below zero, and then will be treated as gain from the sale of such stock. In general, the amount of distributions paid by FirstEnergy that are treated as dividends will be includable in your income and reportable through a Form 1099-DIV even if reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from FirstEnergy, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in open market or in privately negotiated transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, including the amount equal to any transaction fees or commissions funded by such cash dividends. If after the date of this prospectus FirstEnergy chooses to fund the amount of the transaction fees or commissions for its participants, you will be treated as having received an additional taxable dividend in an amount equal to such transaction fees or commissions.

FirstEnergy will report to you for U.S. federal income tax purposes the dividends to be credited to your account. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan generally will equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional cash investments will be equal to the purchase price of those shares. The tax basis of shares purchased in the open market or in privately negotiated transactions to satisfy Plan requirements will be increased by the amount of any transaction fees or commissions paid by FirstEnergy with respect to such purchases on your behalf. As of the date of this prospectus, FirstEnergy does not intend to fund the transaction fees or commissions for its participants. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the day after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

You will not realize any taxable income when you receive certificates for whole shares of our common stock credited to your accounts, either upon a request for a certificate or upon withdrawal from or termination of the Plan. You will generally, however, realize capital gain or loss when whole shares acquired under the Plan are sold or exchanged either by you or by the Administrator of the Plan, on your behalf. You also realize capital gain or loss when you receive cash payments from the sale of any fractional share upon withdrawal from or termination of the Plan. Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on the holding period of the shares. The amount of any such capital gain or loss will be the difference between your amount realized from the sale of the shares and your adjusted basis in such shares. Failure to certify your taxpayer identification number on a properly completed IRS Form W-9 may result in backup withholding being applied to reduce proceeds from sale or at the time of withdrawal from or termination of the Plan.

Other Information

26.	Q.	What happens if FirstEnergy Corp. distributes common stock as a stock dividend or in connection with a stock split?

A.

Any shares of our common stock distributed by FirstEnergy Corp. as a stock dividend or in connection with a stock split on shares credited to your Plan account or in book-entry form or on shares you hold in certificated form will be credited to your Plan account. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

27.	Q.	If FirstEnergy Corp. conducts a rights offering, how will the rights on Plan shares be handled?

A.

Rights on shares held by you in certificated form and on any shares, both whole and fractional, credited to your Plan account or in book-entry form will be mailed directly to you in the same manner as to stockholders not participating in the Plan.

28.	Q.	How will shares I hold in the Plan be voted at meetings of stockholders?

A.

You will receive or have electronic access to our proxy materials, including a proxy card, which will enable you to vote both shares credited to your Plan account and shares held by you in certificated form.

29.	Q.	Can shares credited to my Plan account be pledged?

A.	No. Shares credited to your Plan account may not be pledged. If you wish to pledge such shares you must withdraw such shares from your Plan account.

30.	Q.	Who bears the risk of investment decisions?

A.

Neither FirstEnergy nor AST will provide any advice, make any recommendations or offer any opinion with respect to whether or not you should purchase or sell shares under or otherwise participate in the Plan. You must make independent investment decisions based on your own judgment and research. By participating in the Plan, you accept the risks as well as the benefits of the Plan, including the risk of loss on your investment.

Additionally, FirstEnergy, AST and the Independent Agent will not be liable for any act done in good faith or for any omission in good faith to act, including, without limitation, any claim of liability arising out of failure to close a participant’s account upon the participant’s death prior to receipt of written notice of such death, or with respect to the prices at which shares of our common stock are purchased or sold for the participant’s account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. However, FirstEnergy, AST and the Independent Agent will not be relieved from any liability imposed under any federal, state or other applicable securities law that cannot be waived. FirstEnergy and AST will not be liable for any claims(s) made more than 30 days after any instruction to purchase or sell shares was given.

31.	Q.	Who bears the risk of market price fluctuations affecting the value of Plan shares?

A.

Each individual participant in the Plan bears the risk of market price fluctuations affecting the value of Plan shares. FirstEnergy cannot assure you of a profit or protect you against a loss on any shares you hold, purchase or sell under the Plan. Additionally, the price of our common stock may fluctuate between the time the purchase and/or sale request is received and the time the purchase or sale is completed. AST will not be liable for any claim arising out of failure to purchase or sell on a certain date or at a specific price. None of FirstEnergy, AST or any of their affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant. You should carefully read and evaluate the risk factors included in FirstEnergy’s reports and other information that FirstEnergy files with the SEC. See “Risk Factors.”

32.	Q.	What happens if my account balance falls below one full share?

A.

AST reserves the right to close any account if the share balance falls below one full share. You will receive a check for the sale of the fractional share less a service fee, which is not to exceed $0.09 per share as of the date of this prospectus.

33.	Q.	Can my participation in the Plan be terminated?

A.

Yes. After mailing written notice to you, your participation in the Plan may be terminated for any reason, including if your ownership interest is less than one full share. If your participation has been terminated, you will receive (1) a certificate for any or all of the whole shares of our common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and (3) a check for the cash value of any fraction of a share of our common stock credited to your account. The cash value for such fraction of a share sold will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker, less a transaction fee not to exceed $0.09 per share as of the date of this prospectus.

34.	Q.	May the Plan be changed, suspended or discontinued?

A.

FirstEnergy reserves the right, for any reason, to modify, suspend or terminate any provision of the Plan, or the Plan as a whole, at any time. All participants will receive notice of any such modification, suspension or termination. Typically, notice will be provided prior to the effectiveness of the applicable modification, suspension or termination. However, notices of suspension or termination caused by the inability to purchase or inadvisability of purchasing shares may be given retrospectively. If the Plan is suspended, FirstEnergy may, for any reason, reinstate the Plan at any time. Notice will be given to participants of the reinstatement, and such notice may be given retrospectively.

Upon any termination of the Plan by us, you will receive (1) a certificate for all of the whole shares of our common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and (3) a check for the cash value of any fraction of a share of our common stock credited to your account. The cash value for such fraction of a share sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker, less a transaction fee, which is not to exceed $0.09 per share as of the date of this prospectus.

If you have questions concerning the Plan or FirstEnergy, please call AST at (800) 736-3402.

USE OF PROCEEDS

We will receive proceeds from the sale of our common stock pursuant to the Plan only to the extent that those sales are of newly issued or treasury shares of our common stock purchased by AST from us, excluding any transaction fees. We will not receive any proceeds from open market purchases or purchases in privately negotiated transactions. As of the date of this prospectus, we intend that shares of our common stock purchased for participants under the Plan will be newly issued or, if available, treasury shares purchased by AST from us. The proceeds from the sale pursuant to the Plan of any newly issued or treasury stock will be used to meet working capital and capital expenditure requirements and for other corporate purposes. As of the date of this prospectus, we are unable to estimate the amount of proceeds.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Certain provisions of our Amended and Restated Articles of Incorporation, which we refer to as our Articles of Incorporation, and Second Amended and Restated Code of Regulations, which we refer to as our Code of Regulations, are summarized or referred to below. The summaries may not contain all of the information that may be important to you, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Articles of Incorporation and Code of Regulations.

We are authorized by our Articles of Incorporation to issue 700,000,000 shares of common stock, $0.10 par value per share. We are also authorized by our Articles of Incorporation to issue 5,000,000 shares of preferred stock, $100 par value per share.

Our Articles of Incorporation give our Board authority to issue preferred stock from time to time in one or more classes or series and to fix the designations, powers, preferences, limitations and relative rights of any series of preferred stock that we choose to issue, including, without limitation, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such series. Such preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy. Prior to the issuance of a new series of preferred stock, we will amend our Articles of Incorporation, designating the stock of that series and the terms of that series. We will describe the terms of the preferred stock in the prospectus supplement for such offering, as applicable, and will file a copy of the amendment to our Articles of Incorporation establishing the terms of the preferred stock with the SEC.

Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that are or may in the future be issued and outstanding, the holders of our common stock are entitled to receive dividends when, as and if declared by our Board out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, our Board will declare a dividend. Future dividends will depend on our future earnings and the ability of our regulated subsidiaries to pay cash dividends to us, which are subject to certain regulatory limitations and also subject to charter and contractual limitations for some of those subsidiaries that may, in general, restrict the amount of retained earnings available for these dividends. These limitations, however, do not currently materially restrict payment of these dividends.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities.

Voting Rights

The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of our common stock held as of the record date for the meeting. Under our Articles of Incorporation, the voting rights of our preferred stock may differ from the voting rights of our common stock. The holders of our common stock are not entitled to cumulate their votes for the election of directors.

Adoption of amendments to our Articles of Incorporation, adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of our assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter that would otherwise require a two-thirds approving vote, require the approval of a majority of the voting power of our outstanding shares.

In addition, the approval of a majority of the voting power of our outstanding shares must be obtained to amend or repeal the provisions of our Code of Regulations.

Ohio Law Anti-takeover Provisions

Several provisions of the Ohio Revised Code, or ORC, may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions include Chapter 1704 (Business Combinations), Section 1701.831 (Control Share Acquisitions) and Section 1707.041 (Control Bids). The ORC’s Business Combination, Control Share Acquisition and Control Bids provisions are set forth in summary below. This summary may not contain all the information that is important to you and is subject to, and is qualified in its entirety by reference to, all sections of the ORC.

Chapter 1704 of the ORC applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation in the election of directors.

Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

Under Section 1701.831 of the ORC, unless the articles of incorporation, the regulations adopted by the shareholders, or the regulations adopted by the directors pursuant to division (A)(1) of Section 1701.10 of the ORC provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s disinterested shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of that corporation in respect of which the person may exercise or direct the exercise of voting power, would enable that person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise levels of voting power of the corporation in the election of directors in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but no more than 50%; or more than 50%.

We have not opted out of the application of either Chapter 1704 or Section 1701.831.

Section 1707.041 of the ORC regulates certain “control bids” for corporations in Ohio with certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees, the subject corporation and the Ohio Division of Securities. Control bids include the purchase of or offer to purchase any equity security of such a corporation from a resident of Ohio if, after the purchase of that security, the offeror would be directly or indirectly the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the corporation. Information that must be provided in connection with a control bid includes a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject corporation, sell its assets, effect a merger or consolidation of the corporation, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject corporation or of any of its subsidiaries or affiliates, change or reduce its work force or the work force of any of its subsidiaries or affiliates, or make any other major change in the corporation’s business, corporate structure, management personnel or policies of employment.

Anti-takeover Effects

The rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

In addition, our Code of Regulations contains certain advance notice provisions for which shareholders must comply in order to bring business before an annual meeting of shareholders or nominate candidates for our Board.

Shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must follow the advance notice procedures described in our Code of Regulations. In general, the shareholder must deliver a written notice to our Corporate Secretary describing the proposal and the shareholder’s interest in the proposal not less than 30 nor more than 60 calendar days prior to the annual meeting. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Shareholders can nominate candidates for our board of directors. However, a shareholder must follow the advance notice procedures described in Regulation 14(c) of Code of Regulations. In general, a shareholder must submit a written notice of the nomination that includes the information required by our Code of Regulations to our Corporate Secretary not less than 30 nor more than 60 calendar days prior to the annual meeting of shareholders. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Limitation on Directors’ Liability

Under Section 1701.59(D) of the ORC, unless the articles or the regulations of a corporation state by specific reference that this provision of Ohio law does not apply, a director is liable for monetary damages for any action or omission as a director only if it is proven by clear and convincing evidence that this act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This provision, however, does not affect the liability of directors under Section 1701.95 of the ORC, which relates to:

•

the payment of dividends or distributions, the making of distributions of assets to shareholders or the purchase or redemption of the corporation’s shares, contrary to the law or the corporation’s articles;

•	the distribution of assets to shareholders during the winding up of our affairs by dissolution or otherwise, if creditors are not adequately provided for; and

•

the making of certain loans to officers, directors or shareholders, other than in the usual course of business, without approval by a majority of the disinterested directors of the corporation who determined that the loan could reasonably be expected to benefit the corporation.

Section 1701.59(D) applies to our board of directors because our Articles of Incorporation and Code of Regulations do not specifically exclude its applicability. This may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors based on their actions or omissions, even though such a lawsuit, if successful, might otherwise have benefited us and our shareholders.

Preemptive or Conversion Rights

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Shares of our common stock are traded on the NYSE under the symbol “FE.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, New York, 10272-2016.

PLAN OF DISTRIBUTION

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

The maximum amount of cash investments under the Plan is $100,000 per calendar year, per participant.

Reinvested dividends and cash investments will be used to purchase shares of our common stock, which, at our option, will be either newly issued or treasury shares purchased by AST from us or will be purchased on behalf of Plan participants in the open market or in privately negotiated transactions by AST through the Independent Agent. The determination of the source of shares of our common stock to be used for purchases under the Plan will be made at our discretion. We may change the source of the shares of our common stock to be used for purchases under the Plan at any time without notice to you. We will not change more than once in any three-month period the source of the shares under the Plan.

When shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us, the price will be the average of the high and low prices of our common stock, as reported on the report of New York Stock Exchange Composite Transactions for the investment date (or the next preceding day on which our common stock is traded on the NYSE, if it is not traded on the investment date), plus a transaction fee not to exceed $0.09 per share as of the date of this prospectus.

When shares are purchased in the open market or in privately negotiated transactions, the purchase price per share will be the weighted average price of the aggregated shares purchased by AST during the purchase period, plus a transaction fee not to exceed $0.09 per share as of the date of this prospectus.

For open market purchases, if shares cannot be purchased with respect to an investment date due to the inability to purchase shares during the purchase period, or if any purchase is deemed to be otherwise inadvisable by AST, FirstEnergy and/or the Independent Agent, AST will pay or return, as the case may be, without interest, the dividends and cash investments that otherwise would have been invested by issuing checks to the affected participants.

Participants’ requests to sell Plan shares will be aggregated and sold as often as daily, but at least weekly, depending on the volume. The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker, less a transaction fee not to exceed $0.09 per share as of the date of this prospectus. A check for sale of the shares, less the transaction fee, generally will be mailed to the participant three business days after the shares are sold.

As described above, participants will pay a transaction fee for each share purchased or sold to cover any applicable brokerage commissions and administrative costs of the Plan. This transaction fee is not to exceed $0.09 per share as of the date of this prospectus; however, there is currently no maximum amount set for the Plan’s fees. Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.

Shares of our common stock may not be available under the Plan in all jurisdictions. We are not making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Jones Day.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. This material is available from the SEC’s website at www.sec.gov or from our website at www.firstenergycorp.com/ir. Information contained on or available through our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.

We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021;

•

our Current Reports on Form 8-K filed February 2, 2021, February  16, 2021 (Item 8.01 only), February  18, 2021 (Item 5.02 only), March  8, 2021 (Item 5.02 only), March 16, 2021 (Items 1.01 and 5.02 and the related exhibit filed pursuant to Item 9.01 only) (as amended by our Amendment No. 1 to Current Report on Form 8-K/A filed on March  29, 2021), March  19, 2021, March  29, 2021, May 19,  2021, May  20, 2021, May  27, 2021, June  30, 2021 (Items 5.02 and 8.01 only), July 22, 2021 (Items 1.01 and 2.03 and the related exhibits filed pursuant to Item 9.01 only), October 18, 2021 (Items 1.01 and 2.03 and the related exhibits filed pursuant to Item 9.01 only) and November 8, 2021 (two reports); and

•

the description of our common stock contained in Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2019 and any amendments and reports subsequently filed for the purposes of updating that description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Shareholder Services

(800) 631-8945

FirstEnergy Corp.

Stock Investment Plan

4,000,000 Shares of Common Stock

PROSPECTUS

December 9, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offerings described in this registration statement.

SEC registration fee		$14,212.77
Legal fees and expenses	$		*
Blue sky fees and expenses	$		*
Accounting fees and expenses	$		*
Stock exchange listing fees	$		*
Printing fees and expenses	$		*
Miscellaneous	$		*

Total	$		*

*

Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of purchases of shares of common stock offered pursuant to this registration statement, as well as other circumstances not currently known, and cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Ohio Revised Code. Section 1701.13(E) of the Ohio Revised Code, or ORC, provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent provided in the court order. Indemnification may be made if ordered by a court or authorized in each specific case by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Section 1701.13(E) of the ORC provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Further, a right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations of a corporation may not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

Second Amended and Restated Code of Regulations. Regulation 31 of the registrant’s Second Amended and Restated Code of Regulations provides as follows:

“The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Regulation 32 of the registrant’s Second Amended and Restated Code of Regulations provides as follows:

“The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”

Directors and Officers Liability Insurance. The registrant maintains and pays the premium on contracts insuring it (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each of its directors and officers (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to it.

Indemnification Agreements. The registrant has entered into indemnification agreements with its directors and officers, the forms of which are incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed May 16, 2018. Each indemnification agreement provides, among other things, that the registrant will, subject to the agreement terms, indemnify a director or officer, as applicable, if, by reason of the individual’s status as a director or officer, the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director or officer, as applicable, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer of the registrant, Steven E. Strah has an agreement that addresses indemnity in both roles.

Item 16. Exhibits

The following exhibits are incorporated by reference into this registration statement or are filed herewith and made a part hereof:

Exhibit No.	Description

4(a)*	Amended and Restated Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to FirstEnergy’s Form 10-Q filed July 23, 2019, Exhibit 3.1, File No. 333-21011)

4(b)*	FirstEnergy Corp. Second Amended and Restated Code of Regulations (incorporated by reference to FirstEnergy’s Form 8-K filed May 19, 2021, Exhibit 3, File No. 333-21011)

Exhibit No.	Description

4(c)*	Form of Common Stock Certificate (incorporated by reference to FirstEnergy’s Form S-3/A filed November 24, 1997, Exhibit 4(c), File No. 333-40063)

5(a)**	Opinion of Jones Day

23(a)**	Consent of PricewaterhouseCoopers LLP

23(b)**	Consent of Jones Day (included in Exhibit 5(a))

24(a)**	Power of Attorney

*	Incorporated by reference herein as indicated.
**	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 9th day of December, 2021.

FIRSTENERGY CORP.

By:	/s/ Steven E. Strah
Steven E. Strah
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 9, 2021.

Signature	Title(s)
*	Director
Donald T. Misheff	(Non-Executive Chairman of the Board)

/s/ Steven E. Strah	President and Chief Executive Officer and Director
Steven E. Strah	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer
K. Jon Taylor	(Principal Financial Officer)

*	Vice President, Controller and Chief Accounting Officer
Jason J. Lisowski	(Principal Accounting Officer)

*	Director
Michael J. Anderson

*	Director
Steven J. Demetriou

*	Director
Lisa Winston Hicks

*	Director
Julia L. Johnson

*	Director
Paul Kaleta

*	Director
Jesse A. Lynn

*	Director
Thomas N. Mitchell

Signature	Title(s)
*	Director
James F. O’Neil III

*	Director
Christopher D. Pappas

*	Director
Luis A. Reyes

*	Director
John W. Somerhalder II

*	Director
Andrew Teno

*	Director
Leslie M. Turner

*	Director
Melvin D. Williams

*

The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Steven E. Strah
Steven E. Strah
Attorney-in-Fact

December 9, 2021